UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

AmCOMP Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-51767	65-0636842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 U.S. Highway One, North Palm Beach, Florida		33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 840-7171

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2008, AmCOMP Incorporated (the “Company”) entered into the First Amendment (the “Amendment”) to the Employment Agreement, dated as of January 5, 2007 (the “Employment Agreement”), by and between the Company and George Harris, Senior Vice President, General Counsel and Secretary.  The Amendment provides notice that upon closing of the merger contemplated by the Agreement and Plan of Merger, dated as of January 10, 2008, as amended, by and among the Company, Employers Holdings, Inc. and Sapphire Acquisition Corp., Mr. Harris’s Employment Agreement will terminate effective as of December 31, 2008.  Mr. Harris has agreed to serve as a consultant to the Company for up to six months following the termination of his employment.  Under the Amendment, Mr. Harris’s termination will entitle him to the severance payments and benefits described in his Employment Agreement for a period of 30 months.  In consideration of Mr. Harris’s agreement to serve as a consultant, the Amendment provides that Mr. Harris will have no duty to mitigate any damages that he may incur by reason of the termination of his employment under certain circumstances and, consequently, he will be entitled to receive the aforementioned severance payments and benefits regardless of any income that he may receive from other sources following the date that he becomes entitled to receive such severance payments and benefits.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number                     Description

10.1	First Amendment, dated as of September 26, 2008, to the Employment Agreement, dated as of January 5, 2007, by and between AmCOMP Incorporated and George Harris.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCOMP INCORPORATED

Dated: September 29, 2008	By:	/s/ Kumar Gursahaney
		Name:	Kumar Gursahaney
		Title:	Senior Vice President, Chief Financial Officer and Treasurer